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                                                                      EXHIBIT 99

                              TRW INC. AND SUBSIDIARIES
                           COMPUTATION OF RATIO OF EARNINGS
                             TO FIXED CHARGES - UNAUDITED

                           (IN MILLIONS EXCEPT RATIO DATA)



                                      SIX MONTHS
                                        ENDED                               YEARS ENDED DECEMBER 31
                                                      ------------------------------------------------------------------------
                                    JUNE 30, 1996        1995          1994           1993           1992           1991
                                    -------------     ----------    ----------    -----------    -----------    --------------
EARNINGS(LOSS) BEFORE INCOME
  TAXES                                 $399.1         $708.2         $534.5         $359.1         $347.6        $(129.4)(A)

UNCONSOLIDATED AFFILIATES                 (2.5)           2.3           (0.6)           0.7           (0.9)          (1.0)

MINORITY EARNINGS                          7.6           13.8            5.2            5.7            2.6           (7.8)

FIXED CHARGES EXCLUDING
  CAPITALIZED INTEREST                    72.0          155.6          160.9          194.0          227.1          254.3
                                          ----          -----          -----          -----          -----          -----

EARNINGS                                $476.2         $879.9         $700.0         $559.5         $576.4         $116.1
                                        ------         ------         ------         ------         ------         ------




FIXED CHARGES:

INTEREST EXPENSE                         $38.8          $94.9         $104.8         $137.8         $162.9         $189.6

CAPITALIZED INTEREST                       1.3            5.1            6.6            7.9           12.7           10.1

PORTION OF RENTS REPRESENTA-
  TIVE OF INTEREST FACTOR                 32.1           59.6           54.7           54.0           64.0           64.4

INTEREST EXPENSE OF UNCON-
  SOLIDATED AFFILIATES                     1.1            1.1            1.4            2.2            0.2            0.3
                                           ---            ---            ---            ---            ---            ---

TOTAL FIXED CHARGES                      $73.3         $160.7         $167.5         $201.9         $239.8         $264.4
                                         -----         ------         ------         ------         ------         ------

RATIO OF EARNINGS TO FIXED
  CHARGES                                  6.5X           5.5X           4.2X           2.8X           2.4X           0.4X(A)
                                           ---            ---            ---            ---            ---            ---

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(A) The 1991 loss before income taxes of $129.4 million includes a charge of
$343 million to cover costs associated with divestment and restructuring activities. Excluding this charge, the ratio of earnings to fixed charges would have been 1.7x.